                                                                     EXHIBIT 3.1

          CERTIFICATE OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         COOPER-STANDARD AUTOMOTIVE INC.

                               Charter No. 166598

     I, Timothy W. Hefferon, Vice President, General Counsel and Secretary of
Cooper-Standard Automotive Inc. (the "Corporation"), do hereby certify that the following Amended and Restated Articles of Incorporation were duly adopted pursuant to Ohio Revised Code Section 1701.72(B) to supersede and take the place of the existing Articles and all amendments thereto:

     ARTICLE I: The name of the Corporation shall be Cooper-Standard Automotive
Inc.

     ARTICLE II: The principal office of the Corporation in the State of Ohio is to be located in the City of Bowling Green, County of Wood.

     ARTICLE III: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under
Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     ARTICLE IV: The number of shares that the Corporation is authorized to have outstanding is 100 shares of Common Stock, without par value.

     ARTICLE V: The Corporation will commence business without any allocation to stated capital.

     ARTICLE VI: No holders of any class of shares of the Corporation shall have any pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.

     ARTICLE VII: The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine;
subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

     ARTICLE VIII: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

     ARTICLE IX: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or

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whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the
Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.

     ARTICLE X: These Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.